Exhibit 5.1

650 Page Mill Road

Palo Alto, CA 94304-1050

PHONE 650.493.9300

FAX 650.493.6811

www.wsgr.com

May 19, 2015

Capnia, Inc.

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (Registration No. 333-203162), as amended (the “Registration Statement”), filed by Capnia, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of (i) Series C Warrants (the “Series C Warrants”) to purchase up to an aggregate of 1,616,955 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) an aggregate of up to 1,616,955 shares of the Company’s Common Stock underlying the Series C Warrants. The Series C Warrants and the shares of Common Stock issuable upon exercise of the Series C Warrants are hereinafter referred to collectively as the “Securities.”

We are acting as counsel for the Company in connection with the issuance and the registration of the Common Stock and the Series C Warrants by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

(ii) the Series C Warrants and the shares of Common Stock underlying the Series C Warrants, when issued by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

(iii) each Series C Warrant, when issued and sold by the Company in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We are members of the Bar of the State of California and this opinion is limited solely to the federal laws of the United States of America, the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws), and, as to the Series C Warrants constituting valid and legally binding obligations of the Company, solely to the laws of the State of California.

May 19, 2015

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation